Exhibit 99.1

[ICON] Sovereign Bancorp                                            NEWS RELEASE

          Corporate Headquarters: 1500 Market Street, Philadelphia, Pa

FOR IMMEDIATE RELEASE
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DATE: 3/5/03      FINANCIAL CONTACTS:
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                  Jim Hogan           610-320-8496    jhogan@sovereignbank.com
                  Mark McCollom       610-208-6246    mmccollo@sovereignbank.com
                  Tye Barnhart        610-988-0300    tbarnhar@sovereignbank.com

                  MEDIA CONTACT:
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                  Ed Schultz          610-371-3201    eschultz@sovereignbank.com
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       Sovereign Bancorp Successfully Completes Tender Offer for 2004 Debt

PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today announced the successful completion of the tender offer for its outstanding 8.625% Senior Notes due March 2004 ("8.625% Notes") and its outstanding 10.25% Senior Notes due May 2004 ("10.25% Notes"). This offer, priced at $1,062.50 for each $1,000 principal amount 8.625% Note and $1,091.25 for each $1,000 principal amount 10.25% Note, expired at 5:00 p.m. ET, on Tuesday, March 4, 2003.

Sovereign has been advised by Mellon Investor Services, LLC, the depositary for the tender offer, that, as of 5:00 p.m. ET, on Tuesday, March 4, 2003, $139.2 million of the 8.625% Notes and $162.4 million of the 10.25% Notes had been tendered and not withdrawn. In accordance with the terms of the tender offer, Sovereign has accepted for payment all 8.625% and 10.25% Notes that have been validly tendered prior to the expiration of the tender offer.

James D. Hogan, Chief Financial Officer of Sovereign, said, "We are very pleased with the results of the tender offer. By successfully completing the tender offer, we are able to accelerate the favorable impact of 2004 debt retirement, improve the quality of Sovereign's balance sheet, and improve the flexibility of Sovereign's liabilities."

Questions regarding the tender offer may be directed to Salomon Smith Barney at 212-723-6106 or 800-558- 3745, or to Lehman Brothers at 212-528-7581 or
800-438-3242. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes.

A live web-cast conference was held on February 27, 2003 discussing the anticipated pro forma effects of the tender offer and Sovereign's broader asset and liability management and capital plans. A replay of this web-cast can be accessed anytime through 6:00 pm ET March 21, 2003. An electronic presentation document can be accessed at http://ir.thomsonfn.com/IRUploads/8271/FileUpload/Restructuring.ppt or at www.sovereignbank.com =>Investor Relations=>Financial Reports=>Corporate Presentations. The presentation document serves as a reference and summary for the web-cast.

Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $40 billion financial institution with approximately 525 community banking offices, over 1,000 ATMs and about 7,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

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      Note:

      This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, competition, terrorist attacks, armed conflicts involving the U.S. Military; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. Operating earnings may differ from net income due to items such as merger-related charges, balance sheet restructuring charges, and certain other non-recurring items.

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